SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                           47257 FREMONT BOULEVARD
                          FREMONT, CALIFORNIA 94538


                                                                  May 29, 1997
Dear Stockholder:


   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock ("Sunrise Stock") of Sunrise Technologies International, Inc. ("Sunrise"), to be held on Tuesday, June 24, 1997 at 10:00 a.m., local time, at the law offices of Thelen, Marrin, Johnson & Bridges LLP, located at 333 West San Carlos Street, 17th Floor, San Jose, California 95110.

   At the Special Meeting, you will be asked to consider and vote upon certain proposals (the "Proposals") to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale") and to amend the authorized capitalization of Sunrise.

   Sunrise's Board of Directors has unanimously approved each of the Proposals and unanimously recommends a vote in favor of the Proposals.

   In the material accompanying this letter, you will find a Notice of Special Meeting and a Proxy Statement relating to the actions to be taken by Sunrise's stockholders at the Special Meeting. The Proxy Statement more fully describes the Dental Sale and includes important information concerning Sunrise. A copy of Sunrise's Annual Report on Form 10-K for the year ended December 31, 1996 and
Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 also accompany this letter.

   Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                         Sincerely,



                                         David W. Light
                                         Chairman of the Board and
                                         Chief Executive Officer

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                             47257 FREMONT BOULEVARD
                            FREMONT, CALIFORNIA 94538
                             -----------------------
                            NOTICE OF SPECIAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.:

   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc. ("Sunrise"), to be held on Tuesday, June 24, 1997 at 10:00 a.m., local time, at the law offices of Thelen, Marrin, Johnson & Bridges LLP, located at 333 West San Carlos Street, 17th Floor, San Jose, California 95110.

   At the Special Meeting, you will be asked to consider and vote upon a proposal to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale"). You also will be asked to approve certain changes to Sunrise's capitalization.

   Specifically, you will be asked to vote on the following matters (the "Proposals"):

      1. To approve  the Dental  Sale to Lares  Research,  substantially  on the
   terms   contained  in  the  Asset  Purchase   Agreement,   described  in  the
   accompanying Proxy Statement.

      2. To amend Sunrise's Certificate of Incorporation to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock.

      3. To amend Sunrise's Certificate of Incorporation to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if Proposal 2 is approved).

      4. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

   You may vote on each of the Proposals independently. Approval of each of the Proposals will require the affirmative vote of a majority of the outstanding shares of Sunrise Stock entitled to vote at the Special Meeting.

   Each of the Proposals is more fully described in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on April 28, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.



                                        Sincerely,



                                        David W. Light
                                        Chairman of the Board and
                                        Chief Executive Officer

Fremont, California
May 29, 1997


   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             SUNRISE SPECIAL MEETING
                                 PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by management of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), for use at the special meeting of stockholders (the "Special Meeting") scheduled to be held on Tuesday, June 24, 1997, at 10:00 a.m., local time, at the law offices of Thelen, Marrin, Johnson & Bridges LLP, located at 333 West San Carlos Street, 17th Floor, San Jose, California 95110. The Company intends to mail this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the Special Meeting on or about June 2, 1997. A copy of Sunrise's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K") and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 also is being sent to such stockholders, together with the Proxy Statement.

   At the Special Meeting, holders of common stock of Sunrise ("Sunrise Stock") will be asked to consider and vote upon the following matters (the "Proposals"):
(1) to approve the sale (the "Dental Sale") of the Company's dental business and substantially all of the assets used in the operation thereof (the "Dental Assets") to Lares Research, a privately-held company located in Chico, California, substantially on the terms contained in the Asset Purchase Agreement (defined herein), (2) to amend Sunrise's Certificate of Incorporation (the "Sunrise Certificate") to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock and (3) to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if Proposal 2 is approved).

RECORD DATE; VOTING

   The board of directors (the "Board") has fixed the close of business on April 28, 1997 as the record date (the "Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 27,888,247 shares of Sunrise Stock issued and outstanding, held of record by 705 persons.

   Each share of Sunrise Stock is entitled to one vote on each of the Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Special Meeting. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative vote on the Proposal. The affirmative vote of a majority of the votes eligible to be cast at the Special Meeting is required to approve each of the Proposals. Abstentions and broker non- votes will have the effect of voting against the Proposals.

   As of the Record Date, the directors and executive officers of Sunrise, together with their respective affiliates, held 841,013 shares of Sunrise Stock, representing three percent (3%) of the votes to be cast at the Special Meeting.

ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

   The General Corporation Law of the State of Delaware governs stockholders' rights in connection with the Dental Sale. Under the applicable provisions of Delaware law, stockholders of Sunrise will not have the right to dissent and seek appraisal of their shares of Sunrise Stock in connection with the Dental Sale.

REVOCABILITY OF PROXIES

   If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

SOLICITATION

   Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of Sunrise stockholders. Beacon Hill will be paid a fee of $4,000 plus $3 per telephone call made by Beacon Hill to a Sunrise stockholder entitled to vote at the Sunrise Special Meeting.

   ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $1,500.

INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to attend the Special Meeting and to be available to answer appropriate questions. Such representatives will have the opportunity to make a statement to the stockholders if they desire to do so.

                                   THE COMPANY

   The Company develops, manufactures and markets laser systems for applications in ophthalmology and dentistry. In addition, the Company has developed, manufactures and markets an air abrasive cavity preparation system for dentistry (the "MicroPrep(R)"). All of the Company's business activities, including engineering and development, manufacturing, assembly and testing activities, take place in the Company's facility in Fremont, California (the "Fremont Facility"). The executive offices of the Company also are located at the Fremont Facility, which consists of approximately 26,000 square feet of leased space. Under the terms of the lease, which expires in January 1998, the Company pays approximately $26,000 per month, including expenses.

   A substantial portion of the Company's revenues (98% in 1996 and 85% for the first three months of 1997) are derived from domestic and international sales of the Company's dental laser products, including the SunLase 800, the SunLase 400 and the SunLase Master, and air abrasive products, including the MicroPrep(R) and the Associate(R), a table-top version of the MicroPrep(R). See "Proposal 1--The Dental Sale--The Dental Business" and "--Dental Products."

   Since mid-1992, the Company has focused a significant portion of its efforts on engineering and development of its laser corneal shaping product (the "LTK System") for the treatment of refractive errors of the eye, such as hyperopia (farsightedness) and astigmatism. The LTK System is based upon patented technology acquired in the Company acquisitions of in-process technology from Laser Biotech, Inc. and Emmetropix Corporation in 1992. See "Additional Information Regarding the Company--Corneal Shaping System."

   The Company has incurred substantial losses in the past five years, which have seriously depleted its working capital. Sales of its existing dental products at current levels will not be sufficient to sustain both the existing business and the continued development and regulatory licensing of additional products, including the LTK System. The Company is proposing to sell the Dental Assets and discontinue its operations relating to its dental products. See "Proposal 1--The Dental Sale." The net proceeds from the Dental Sale would be used to fund clinical studies and other operations relating to its ophthalmic laser products. See "Description of the Company Following the Dental Sale."

   Reference is made to the 1996 Form 10-K, which accompanies this Proxy Statement and is incorporated herein by reference, for additional information regarding the Company and its business.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This Proxy Statement, as it may be amended or supplemented, and certain documents incorporated by reference herein contain or may contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of Sunrise or its management, (iii) statements of the future economic performance of Sunrise and
(iv) the assumptions underlying statements regarding Sunrise or its businesses. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed herein and in the 1996 Form 10-K, which accompanies this Proxy Statement. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                   PROPOSAL 1
                                 THE DENTAL SALE

   The Company proposes to sell its assets associated with its dental laser, air abrasion and composite curing systems to Lares Research, a California corporation ("Lares"). Lares is a privately held company located in Chico, California. Sales of dental products represented approximately 98% and 76% of the Company's revenues during 1996 and 1995 respectively, and approximately 85% of the Company's revenues for the first three months of 1997. The purchase price for the Dental Assets is $5,500,000, consisting of $4,000,000 in cash and $1,500,000 in the form of a subordinated promissory note, with two installments due in three and four years, respectively (the "Lares Note"). Following the sale of the Dental Assets, the Company's only remaining operations will be those related to its ophthalmic laser products, primarily the LTK System which currently is undergoing premarket clinical studies in the United States as required by the Food and Drug Administration ("FDA").

BACKGROUND--REASONS FOR SALE

   The Company's Board of Directors has been considering the sale of its business and operations related to the Dental Assets (the "Dental Operations") since late 1995 but was not successful in obtaining any satisfactory offers for the Dental Operations until Lares presented its offer in November 1996. The Board has determined to sell the Dental Operations for two primary reasons. First, the Dental Operations have caused the Company to incur substantial losses in each of the past three years, which losses have depleted the Company's working capital and reduced the funds available to cover the cost of the clinical studies for the LTK System. Second, the proceeds from the sale of the Dental Operations will become available for clinical studies for the LTK System, which and could delay the necessity for further capital raising.

   Management began exploring the possibility of the sale of the Dental Operations during 1995. Discussions were conducted during 1995 with two small public companies which were already in the business of selling dental products but such efforts did not produce any firm offers. Both of these companies stated that they valued the Dental Operations at an amount far below the Lares offer. Thereafter the Company continued to inform other suppliers of dental equipment and dental supplies that it was interested in selling the Dental Assets and Operations. The Company regularly attends large regional dental equipment industry shows and was familiar with other participants in this industry. During 1996 and early 1997 the Company had extensive contacts with six additional suppliers of dental products in addition to Lares concerning the sale of the Dental Assets and Operations. None of these other discussions resulted in offers to purchase. The Company first became aware of Lares and its possible interest in acquiring the Dental Assets in mid 1996. Lares has been a privately held family business for over 30 years and is primarily a manufacturer of dental drills. The initial contact with Lares was made directly by Craig Lares, the President and sole shareholder of Lares, to David Light, the Chief Executive Officer of the Company, at an industry show in the summer of 1996. Prior to this time, the Company did not know Mr. Lares, nor did the Company or any of its management have any pre-existing personal or business relationship or prior interaction with Mr. Lares or his company.

   Mr. Lares indicated that he was familiar with the Company's dental products and expressed an interest in pursuing the possibility of an acquisition as a means of expanding its business. Mr. Lares reported that Lares has recently been unsuccessful in another potential acquisition and needed to expand its product line. A series of meetings then ensued between Mr. Lares, Mr. Robert Oliver, a consultant and business advisor to Lares, and Mr. Light. These meetings occurred between August, 1996, and November, 1996, and did not involve any participants other than Mr. Lares, Mr. Oliver, and Mr. Light. Mr. Light initially requested an offer of $10,000,000, which was rejected by Mr. Lares. After completion of their initial discussions, Mr. Lares suggested a package of consideration which consisted of $5,000,000 in cash, $2,000,000 in non-interest bearing promissory notes, and warrants to acquire 2-1/2% of Lares which Mr. Lares asserted to be valued at $1,000,000. After discussion with each member of the Company's Board of Directors, Mr. Light verbally accepted Mr. Lares's offer.

   On November 18, 1996 the Company and Lares entered into a non-binding letter of intent which contemplated the purchase by Lares of the Dental Assets in consideration for a cash payment of $5,000,000 at closing, a six-year non-interest bearing promissory note in the principal amount of $2,000,000 and warrants for 2-1/2% of the stock of Lares. The proposed transaction was subject to Lares being able to attact sufficient equity financing on acceptable terms to enable it to complete the purchase. In March 1997, Lares reported that it had not obtained satisfactory offers of equity capital and revised its proposal to purchase the Dental Assets. Mr. Lares also stated that the prior offer was being reduced to reflect the declining sales of dental products since the date of the prior offer. The current proposal ($5,500,000 with $4,000,000 at closing) does not require equity financing but, according to Craig Lares, can be completed with loans being made available by Lares' bank (the "Bank") and a member of Craig Lares' family. Mr. Lares has assured the Company that Lares will have the financing in hand prior to the anticipated closing.

   The Company has not retained a financial advisor to assist in the sale of the Dental Assets and Operations and has not advertised for potential buyers. The Company briefly consulted with a few potential financial advisors but was unable to generate significant interest given the size of the proposed transaction. In addition, management believed that the only likely potential buyers for the Dental Assets and Operations would be companies which already participated in the dental equipment business, all of whom were familiar to the Company and would be available for discussions at many of the dental industry shows which the Company attended. Management believes that it has presented the Dental Assets and Operations to most of the suppliers of dental equipment who have the financial capacity to fund the acquisition and have received no other purchase offers. Under the terms of the Lares Letter of Intent the Company has been free to negotiate with other potential purchasers since February 18, 1997 and has made this information available to other prospective purchasers. Since the public announcement of the Lares Letter of Intent in November 1996 the Company has received no indications of interest from any party with whom it had not been in contact prior to the announcement.

   The management of the Company believes that the Lares transaction would be in the best interest of the stockholders of the Company even if Lares fails to make any payment on the Lares Note (see "--Recommendation of the Board"). Operation of the Dental Assets has caused the Company to incur substantial losses in each of the last five years of operations and is forecast to continue to show losses. The dental laser products which produced sustantial revenues and profits prior to 1992 have seen a steady decline in demand and the market appears to be nearly saturated, at least in the U.S. market. The refusal by the FDA to approve the use of dental laser products in hard tissue applications eliminated the potential expansion of the market for these products. The Company's dental air abrasive products are also contributing to the Company's losses because of the current sales levels and as a result of the high distribution costs associated with the sale of these products. At current sales levels and with the limited scope of the dental products currently marketed by the Company, it is not possible to operate this line of business at a profit and the Company must either close or sell the dental business in order to survive. Based upon the absence of purchase offers other than that of Lares, the Company believes that it will receive significantly more proceeds from selling the dental business to Lares than from a piecemeal liquidation of the assets. The Company also believes that it cannot afford to continue to operate the dental business for any substantial time in an attempt to obtain an offer materially higher than the Lares offer, particularly considering the ongoing losses which will be sustained. Based primarily upon the continuing losses from the dental business and the absence of an alternative higher offer, the Company believes it is in the best interests of the shareholders to complete the Lares transaction on the terms described above. See "--Recommendation of the Board."

   If the Company is successful in completing the sale of the Dental Assets it will focus all of its efforts to obtain FDA approval to sell the LTK System in the United States and to revive its sales effort in those countries in which regulatory approval is not required. In February and March 1997, the Company completed private placements of convertible notes (the "Notes") and warrants which resulted in net proceeds of approximately $3,743,740. These proceeds, together with the proceeds from the sale of the Dental Assets should provide sufficient working capital for the balance of 1997. The Company will need to raise significant additional working capital during 1998 to enable it to fund its overhead and overseas marketing efforts and to complete the clinical studies, a process which will not be complete until 1999 at the earliest. If the Company is unable to raise additional working capital it could be forced to cut back or suspend the clinical trials which would, at a minimum, delay the FDA regulatory process. The Notes will come due in February 1999 and are secured by the ophthalmic patents which cover the LTK System. If the Company is unable to pay the Notes in February 1999, it could lose its rights to market its LTK System or be required to pay royalties to retain such rights.

THE DENTAL BUSINESS

   Although recently the Company's primary efforts have been focused on the engineering and development of laser products used in the ophthalmic business, the Company began as a developer and manufacturer of dental laser systems. In 1990, Sunrise received market clearance from the FDA to sell the Sunrise dLase System in the United States for soft tissue applications. At that time the Company was the exclusive developer and manufacturer of dental laser systems for American Dental Technologies, Inc. ("ADT") and received substantially all of its revenues from the sale of its dLase Dental Laser System (the "Sunrise dLase System") to ADT. The Company's exclusive relationship with ADT was terminated in 1992 because ADT failed to meet its minimum purchase requirements. The parties reached a preliminary settlement in February 1993, but further disputes arose and litigation ensued. Effective as of July 30, 1996, the parties entered into a settlement agreement (the "ADT Settlement Agreement") under which the Company was granted royalty bearing licenses under the ADT patents which permit the Company to develop, manufacture and market dental laser systems for its own account. The licenses are transferable by the Company in connection with the sale of substantially all of the Company's Dental Assets, although the Company is required to pay a transfer fee to ADT.

   The Company has sought FDA market clearance for use of the Sunrise dLase System for hard tissue applications, but has not yet received FDA approvals. The Company first filed a Pre-Market Approval application (a "PMA") with the FDA for treatment of precarious lesions with the Sunrise dLase System in hard tissue in October 1988.The application was denied in August 1990. The Company commenced additional clinical trials for this application in 1991 after conferring with the FDA with respect to a new protocol. In the first quarter of 1993, Sunrise received FDA approval to expand the clinical studies to add more patients, an additional research site, and include the treatment of 2 degree caries. Sunrise filed a new PMA during 1994. In February 1996 the FDA's dental products advisory board voted not to recommend pre-market approval of Sunrise's dental laser for hard tissue applications. Sunrise is currently evaluating this development in relation to the overall marketing of the dental laser and whether it should continue to pursue FDA approval for hard tissue. The FDA's refusal to permit the Company's dental laser systems to be used for hard tissue applications is one of the factors that was considered by the Board in evaluating the Dental Sale.

   In May 1997, Premier Laser Systems Inc. ("Premier") received FDA approval to use its ebrium YAG dental laser system (the "Centauri") for hard tissue applications. The Centauri is described as a laser drill that removes dental decay and prepares the cavity for filling. The function performed by the Centauri is similar to that of air abrasive systems, such as the MicroPrep(R). The Company does not believe that Premier's receipt of FDA approval for the Centauri will have any effect on the FDA approval process for the Sunrise dLase System, which is designed to vaporize dental decay without cutting the tooth.

DENTAL PRODUCTS

 Sunlase Dental Laser Systems

   The SunLase series of dental laser systems are portable laser systems designed to be used in dentistry, without the use of local anesthetic, for hard tissue applications such as treatment of dental caries (cavities) and pre-carious dental lesions (the precursor of cavities) and for soft tissue cutting procedures in the oral cavity.

   The Company introduced the SunLase 800 for sales in international markets during the third quarter of 1992 for hard and soft tissue applications. The SunLase 800, which was developed using technology from the Company's ophthalmic and surgical laser technologies, uses a pulsed Nd:YAG with a variable power of
0.3 watts to 8 watts and provides a choice of pulse rates from 10 to 50 pulses per second. The SunLase 800 incorporates a memory feature that allows the practitioner the choice of up to eight programmable treatment settings. The application of solid-state laser technology provides low-cost, efficient and reliable operations. No special utilities are required and the unit plugs into any standard electrical outlet.

   In March 1993, the Company introduced two new dental laser systems in the United States market for soft tissue applications--the SunLase 400, a four watt dental laser system and the SunLase Master, an eight watt dental laser system with a pulse rate of from 10 pulses per second to 100 pulses per second. The Company obtained FDA clearance to market these procedures for soft tissue applications prior to their introduction, but has not obtained FDA clearance for hard tissue applications.

 MicroPrep(R) Dental Applications

   The Company entered into a joint development agreement with Danville Engineering, Inc. ("Danville") in April 1993, to develop the MicroPrep(R), a low-cost, compact, microprocessor-controlled air abrasive unit. Pursuant to the terms of the agreement, Danville provides the air abrasive module for incorporation into the MicroPrep(R). In addition, Danville may act as a non-exclusive distributor of the product. The MicroPrep(R) uses a high speed air stream containing small particles which, when directed at teeth, have an abrasive action that can be used to cut enamel and dentin, thereby prepare a cavity for restorative material. The air abrasive method allows for rapid cutting of the tooth structure with minimal heat, vibration and pressure, thereby permitting cavity preparation without the use of local anesthetic in most cases. In cases where the tooth is hypersensitive, pulpal stimulation can be controlled by reducing the pressure of abrasive material delivered to the tooth structure.

   The MicroPrep(R) Director is approximately suitcase-sized (similar to the Company's dental laser packaging) and has a built-in compressor which improves the portability of the system as compared to the competitive product which uses the dentist's existing compressed air supply. The Director utilizes a standard 115 volt outlet, delivers abrasive at from 80 psi to 120 psi, and operates at three different pressures, three different abrasive concentrations and also has a pulsed mode to allow the dentist innumerable variations on delivering abrasive to the target tooth structure. The Company filed a 510(k) with the FDA in June 1993 and received clearance to market the product in May 1994. Initial product shipment began in June 1994. In October 1995, the Company introduced the "Associate(R)," a table-top version of the MicroPrep(R).

   Company's revenues are substantially derived from sales of its dental laser and air abrasion products. In 1996, these sales represented 98% of the Company's revenues. If the sale of the Dental Assets to Lares is consummated, $4 million of the purchase price will be paid in cash, which the Company intends to use primarily to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.

TERMS OF TRANSACTION

   On March 25, 1997, Sunrise entered into an Asset Purchase Agreement with Lares (the "Asset Purchase Agreement"), providing for the sale to Lares of the Dental Assets, excluding cash and accounts receivable.

 Purchase Price

   At closing Lares will pay Sunrise $4,000,000 in cash and deliver a subordinated promissory note for $1,500,000. The $4,000,000 cash payment is expected to be funded by a $3,000,000 advance from Lares' bank (the "Closing Bank Loan") and a $1,000,000 unsecured loan from Joseph Lares, Craig Lares' father.

   Under the promissory note, $1,000,000 is payable on the third anniversary of the closing date (2000), and a second installment of $500,000 is payable on the fourth anniversary of the closing date (2001). Interest accrues on the unpaid principal amount of the Lares Note at the rate of 8% per annum. Interest is payable on the $1,000,000 installment quarterly; interest on the $500,000 installment accrues for two years and is thereafter added to principal and bears interest at the rate of 8% per annum until paid.


   The Company's right to receive payment on the Lares Note is subordinate to any existing or future obligations of Lares to the Bank, which at closing are expected to include the $3,000,000 Closing Bank Loan and an additional
$1,750,000 for a business line of credit, a building loan and an existing mortgage against the real estate owned by Lares from the Small Business Administration which is payable to the Bank. Lares has agreed that, so long as the Lares Note is outstanding, its aggregate obligations to the Bank will not exceed $4,750,000. There can be no assurances that Lares will not default on its obligations under the Lares Note, or that the Company will receive more than the $4,000,000 portion of the purchase price payable in cash at the closing. According to financial information provided by Lares, as of the end of its most recent fiscal year (October 31, 1996), Lares had current assets of $2.5 million, total assets of $4.5 million, cash of approximately $700,000 and total liabilities of $1.5 million. Accordingly, Sunrise realizes that the Lares Note will be a substantial liability for Lares and that Lares likely will need to depend on future earnings and cash flow to be able to repay the installments on the Lares Note when they become due in the years 2000 and 2001, respectively. Craig Lares, president of Lares, has advised the Company that Lares has been profitable since its inception in every year except for two; total annual operating profit, including compensation to members of the Lares family, has averaged over $1 million in the last three years and annual cash flow has averaged approximately $1.5 million in the same period. In addition, the Lares
Note is secured by, among other things, substantially all of the operating assets of Lares. Sunrise expects that the Lares Note will be fully paid when due, in large part because Sunrise does not believe that Craig Lares would risk losing the Lares business, which was founded by the Lares family in 1956. The board of directors of Sunrise, in evaluating the advisability of the Dental Sale, recognized that there is some risk that the Lares Note will not be paid. However, for the reasons set forth under "--Recommendations of the Board," the Board believes that the Dental Sale is in the interests of and is fair to the stockholders, even if Lares fails to make any payment on the Lares Note. Based on its negotiations with Lares, management of Sunrise believes that $4,000,000 is the maximum amount of cash currently available to Lares for the Dental Sale. The unaudited pro forma financial information included herein is presented as if the only consideration being paid by Lares is $4,000,000 at closing.

 Limited Assumption of Liabilities

   Lares will not assume any liabilities of the Dental Operations which exist on the closing date, except those arising from certain existing contacts of the Dental Operations, outstanding inventory purchase and product sales orders, and all unsatisfied warranty obligations of the Company related to dental products. The existing contracts which will be assumed by Lares include the royalty bearing license agreements with ADT and Patlex Corporation and the Company's exclusive supply contract with Danville which obligates Lares to purchase its air abrasive products from Danville.

   The ADT license agreements which Lares has agreed to assume (the "ADT Licenses") were granted to the Company by ADT in connection with the ADT Settlement Agreement. The ADT Licenses permit the holder thereof to develop, manufacture and market dental laser systems which may be covered by certain ADT patents, and require payment of ongoing royalty fees to ADT.


   Each party has agreed to pay its own transaction expenses. The Company estimates its transaction expenses will aggregate $150,000, not including the ADT Transfer Fee (discussed below) of $275,000 to $358,000.

 Transfer Fee to ADT

   The ADT Licenses are transferable by the Company in connection with the sale of substantially all of the Company's Dental Assets without the consent of ADT. Under the terms of the ADT Settlement Agreement, the Company is required to pay a transfer fee equal to 10% of the amount received for the sale of its dental air abrasive assets (the "ADT Transfer Fee"). Sunrise and Lares have allocated 50% of the purchase price to the air abrasive products, 40% to the laser products and 10% to the CureStar composite curing lamp portion of the business based upon the comparative sales and capital investment made with respect to each of the product lines, as well as the goodwill associated with each product line and the comparative quality, dependability and market share of each of the product lines. Based upon the allocation agreed upon between the Company and Lares, the ADT Transfer Fee will be $275,000.

   The Company and ADT are in the process of negotiating the allocation agreed upon between the Company and Lares. The Company has indicated to ADT that it is agreeable to ADT's proposal to submit the determination of the ADT Transfer Fee to a third-party appraiser experienced in business valuations. The Company has established $275,000 to $358,000 as a fair estimate of the range of the ADT Transfer Fee. Although it is possible that a third-party appraiser may fix the ADT Transfer Fee in excess of $358,000, management believes that such outcome is highly unlikely. If the ADT Transfer Fee is fixed in excess of $358,000, the Company will be required to pay such amount and the net proceeds from the Dental Sale will be reduced accordingly.

 Agreements Prior to Closing

   The parties have agreed to continue to operate their respective businesses in a manner consistent with past practices prior to the closing with a view to the maintenance and preservation of the assets and the going concern value of the businesses. The Company has agreed that as of the closing, the book value of inventory, net of seller's reserve for obsolete inventory, shall not be less than 80% of the book value of its inventory as of December 31, 1996. Sunrise is obligated to obtain Lares' consent to commitments which extend beyond closing.

   Lares has agreed to use its best efforts to enter into a new agreement with a distributor of the Company's dental products in Germany and to secure the termination of the existing agreement between the distributor and the Company effective as of the closing in order to ensure that no further payments will be due to the distributor by the Company after the closing date. There can be no assurances that a claim will not be made against the Company for commissions in an amount which cannot be calculated prior to the closing if the existing agreement is not terminated. Lares has advised the Company that it presently anticipates that it will conclude an agreement with the Company's distributor which will be satisfactory to Lares and Sunrise prior to closing, but no assurances can be given that such an agreement will actually be finalized on terms which are acceptable to the parties.

   Lares has indicated that it will make offers of employment to the Company's employees who are currently involved in the Dental Operations, but it is not required to do so.

 Post-Closing Agreements

   The Asset Purchase Agreement includes a non-complete provision pursuant to which Sunrise agrees not to operate a business in competition with the business sold to Lares under the agreement. Sunrise also agrees to provide "tail coverage" on its products liability insurance for a five year period after the closing.

   Sunrise has made standard representations and warranties concerning its due organization and corporate power, its authorization to enter into the transaction, the absence of adverse changes and undisclosed liabilities, title to and condition of its assets, tax matters, litigation, environmental, regulatory and ERISA matters, outstanding contracts and insurance coverage and with respect to patents trademarks and other intellectual property matters. The representations and warranties terminate thirty months after the closing date. Any liquidated claims by Lares under the representations and warranties will be payable by the Company by offsetting amounts otherwise due to the Company under the Lares Note.

 Federal Income Tax Consequences

   The transaction will produce taxable gain for federal income tax purposes, but such gain is expected to be fully offset by current year losses and allowable loss carrybacks.

 Conditions to Closing; Termination

   The Dental Sale is subject to the absence of material adverse changes through closing, completion of the Lares financing with the Bank and Joseph Lares, and approval by the stockholders of Sunrise. The transaction does not require any regulatory approvals.

   The parties may terminate the Asset Purchase Agreement prior to closing by mutual consent or if the transaction has not closed by June 30, 1997.

INFORMATION REGARDING LARES

   Lares Research is privately held and majority owned and managed by Craig Lares. Mr. Lares has worked in the dental equipment industry for over 17 years and is the current elected president of the Dental Manufacturers of America. The information in this section was provided to the Company by Lares.

   Joseph Lares, Craig Lares' father, was one of the founders of Lares in 1956, at which time Lares specialized in micro-precision machining for the electronics, instrument and defense industries in Northern California. In the early 1970s, Lares became involved in supplying specialized components for a highspeed dental handpiece (drill) manufacturer in the Pacific Northwest. In 1979, Lares completed its own patented design and introduced its first highspeed handpiece under the Lares brand. In 1982, Lares began to broaden its product line with the addition of a fiber optic lighting system to power the dental drill's fiber optic elements. Eventually, Lares added to its product line a larger head highspeed handpiece, lowspeed handpieces and composite curing systems.

   Lares sells its products to over 15,000 dentists in the United States, to private label domestic distributors and through foreign distributors in over 65 countries worldwide. One of the ways in which Lares plans to grow its business is by broadening its dental equipment product line. For example, in mid-1997, Lares anticipates introducing a heat sterilizable independent water delivery system that is designed to prevent dental unit waterline contamination. The addition of Sunrise's dental laser and air abrasive systems to its product line is a part of this strategy.

   Substantially all of the design, manufacturing, assembly, testing and repairs of Lares' products are performed at its 19,200 square foot facility in Chico, California. In anticipation of the Dental Sale, Lares is in the process of expanding its facility by approximately 11,000 square feet, which is expected to be complete in June 1997.

   Lares employs over 135 persons. For the fiscal year ended October 31, 1996, Lares reported revenue of approximately $10.1 million.

RECOMMENDATION OF THE BOARD

   The Board of Directors unanimously recommends approval of the Dental Sale on the terms disclosed above. The Board believes that the Company does not have the resources both to continue the Dental Operations and to pursue clinical trials for the LTK System and that the potential revenue from sales of the LTK System is significantly greater than the maximum size of the market for the Company's dental products as to mandate the sale or discontinuance of the Dental Operations. The Board considered the following factors in its decision to recommend the sale of the Dental Operations:

   o  The losses  suffered  from the Dental  Operations,  including  current and
      ongoing  losses  on  account  of  the  Company's   inability  to  generate
      sufficient sales in order to manufacture its dental products efficiently.

   o The cost of the clinical studies for the LTK System and the expected time-table for the regulatory approval process.

   o The need to raise additional working capital to fund clinical studies for the LTK System and to pay overhead expenses.

   o The historic difficulties in raising working capital including the dilution of equity and the fees involved.

   o Investor interest in the corneal shaping market addressed by the LTK System compared to relative lack of interest in the smaller and fragmented dental equipment market.

   o Competitive and cost factors affecting the dental equipment market including the obigation to pay substantial ongoing royalties to ADT.

   o The refusal by the FDA to permit the Company's dental laser systems to be used for hard tissue applications.

   o The absence of material revenues following sale of the Dental Assets until FDA approval is obtained for the LTK System.

   o The absence of other offers for the Dental Assets, in spite of the Company's continuing efforts since 1995.

   The Board did not believe that it needed to quantify any of the foregoing factors in determining the advisability of the Dental Sale. In light of the Company's needs for cash, ongoing losses of the Dental Operations, the declining potential of the Dental Assets and the absence of alternative offers for the Dental Operations, the Board believes that the Company must either quickly convert the Dental Assets to cash or risk cessation of its entire business. Management has expended significant time and resources seeking offers for the Dental Assets and Operations, while the clinical studies for the Company's ophthalmic products, including the LTK System, continue to require substantial funding without generating significant revenues, and the Dental Operations continue to incur greater expenses than the revenues they generate.

   The book value of the Dental Assets to be sold was approximately $1,904,000 at December 31, 1996. The purchase price to be paid by Lares consists of $4,000,000 in cash, payable at closing, and the Lares Note in the original principal amount of $1,500,000 (the "Lares Note"). Sunrise's right to receive payment on the Lares Note will be subject to Lares' obligations to the Bank (which are expected to aggregate up to $4,750,000). Although Sunrise expects that the Lares Note will be fully paid when due, the Board, in evaluating the advisability of the Dental Sale, recognized that there is some risk that the Lares Note will not be paid. However, the Board believes that the Dental Sale is in the interests of and would be fair to the stockholders, even if Lares failed to make any payment on the Lares Note.

   Management is aware that Premier received FDA approval to use the Centauri for hard tissue applications in May 1997. Because the function performed, and the technology used, by the Centauri is different from the Company's dental laser systems, the Company does not believe that Premier's receipt of FDA approval for the Centauri will have any effect on the FDA approval process or potential market for the Company's dental laser systems. The Centauri may become competitive with the MicroPrep(R), since both systems perform cavity preparation functions; however, the Company expects that the initial price point of the Centauri will be substantially higher than the current price of the MicroPrep(R).

   Approval of the sale of the Dental Assets to Lares pursuant to the Asset Purchase Agreement requires the affirmative vote of holders of a majority (13,944,124 shares) of the Sunrise Stock outstanding as of the Record Date.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE DENTAL SALE TO LARES SUBSTANTIALLY ON THE TERMS CONTAINED IN THE ASSET PURCHASE AGREEMENT.

               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    SELECTED FINANCIAL INFORMATION


   The statement of operations data set forth below with respect to the fiscal years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the Company's audited financial statements included elsewhere in this Proxy Statement and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited financial statements not included in this Proxy Statement. The statement of operations data for the three months ended March 31, 1996 and 1997 and the balance sheet data at March 31, 1997 are derived from unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year.


   The Company's independent auditors have included an explanatory paragraph in their report covering the Company's financial statements for the year ended December 31, 1996, which paragraph emphasizes substantial doubt as to the Company's ability to continue as a going concern, based primarily on the recurring operating losses that have been incurred by the Company. Failure to return to profitable operations or to obtain other financing could result in a reorganization or complete liquidation of the Company.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                THREE MONTHS
                                                    FISCAL YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                         -------------------------------------------------- -------------------
                                             1992      1993      1994      1995      1996      1996      1997
HISTORICAL STATEMENT OF OPERATIONS DATA:
 Net revenues ............................$  8,550   $11,860   $ 7,578   $ 5,294   $ 5,654   $ 1,521   $ 1,009
 Gross profit ............................   3,604     5,009     1,340     1,637     1,638       382        51
 Purchase of in-process technology  ......   8,466       --        --        --        --        --        --
 Income (loss) from operations ........... (13,337)   (6,452)   (6,917)   (4,187)   (6,020)   (1,474)   (1,587)
 Income tax expense (benefit) ............  (1,612)      232       --        --        --        --        --
 Net income (loss) ....................... (11,640)   (6,624)   (6,910)   (4,130)   (5,968)   (1,443)   (2,388)
 Net income (loss) per share(1) ..........   (1.44)    (0.74)    (0.68)    (0.28)    (0.23)    (0.06)    (0.09)
 Weighted average shares outstanding(1)  .   8,111     8,955    10,129    14,935    26,414    25,315    27,871

                                                              DECEMBER 31,                           MARCH 31,
                                                   ------------------------------------------------ -----------
                                                      1992     1993     1994     1995      1996        1997
HISTORICAL BALANCE SHEET DATA:

 Working capital .................................  $ 7,877  $ 1,965   $1,101   $ 4,541    $1,073      3,265
 Total assets ....................................   10,339    5,511    3,822     6,689     3,741      5,063
 Redeemable convertible notes ....................      --       --       --        --        --       3,530
 Other long-term debt ............................       79       18      --        --        --          --
 Stockholders' equity (deficit) ..................    9,038    2,708    1,357     4,745     1,272        (74)

---------------------
(1) See Note 1 of Notes to Consolidated Financial Statements.

               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                 UNAUDITED COMPARATIVE PER SHARE DATA

   The following table sets forth (1) the historical net loss per share and the historical book value per share of Sunrise Stock; and (2) the unaudited pro forma net loss per share and the unaudited pro forma book value per share after giving effect to the proposed sale of the Dental Operations and Net Assets on a retroactive basis excluding the gain (if any) from the sale for Pro Forma Net Loss Per Share and recognizing the initial cash payment of $4,000,000 for the Pro Forma Book Value Per Share. The information presented in the table should be read in conjunction with the unaudited pro forma condensed financial statements, the Company's historical consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto appearing elsewhere herein or incorporated by reference. No cash dividends have been declared by Sunrise.

                                                    HISTORICAL   PRO FORMA
                                                    ----------  -----------
NET LOSS PER SHARE
  Fiscal Year ended December 31, 1996 .........      $   0.23    $   0.17
  Three months ended March 31, 1997 ...........          0.09        0.06
BOOK VALUE PER SHARE AT
  December 31, 1996 ...........................          0.05          NA
  March 31, 1997 ..............................         (0.00)       0.06

   1. Sunrise's historical net loss per share represents amounts for the year ended December 31, 1996 and three months ended March 31, 1997.

   2. Sunrise's historical book value per share is calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period (27,868,613 shares at December 31, 1996, 27,886,247 shares at March 31, 1997). Pro forma book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period.

   3. The unaudited pro forma net loss per share is based on the weighted average number of shares of Sunrise Stock outstanding during the period (26,414,218 shares for the year ended December 31, 1996; 27,871,287 shares for the three months ended March 31, 1997).

   4. The unaudited pro forma book value per share is based on an estimated ADT Transfer Fee of $275,000. In no event does the Company expect the ADT Transfer Fee to exceed $358,000. If the ADT Transfer Fee were $358,000, the unaudited pro forma book value per share would be $0.10 at December 31, 1996 and $0.05 at March 31, 1997. See "Proposal 1--The Dental Sale--Terms of Transaction --Transfer Fee to ADT."

               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
          UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed financial statements represent the proposal that Sunrise may sell the Dental Assets and Operations.

   On March 26, 1997, the Company entered into an Asset Purchase Agreement with Lares Research, providing for the sale of the Company's Dental Assets. Lares is a privately held company located in Chico, California. Consummation of the proposed Dental Sale is subject to Lares' ability to raise $4,000,000 to fund the closing date payment described below. There is no assurance that Lares will be able to attract the required financing from banking institutions and members of the Lares family, and, if Lares is unsuccessful, the transaction will be abandoned.

   If Lares is able to raise the required capital, the Company would transfer to Lares all of the Dental Assets except for cash and accounts receivable. All liabilities of the Dental Operations would be retained by the Company, except for certain obligations relating to royalties and a supply contract. At closing Lares will pay Sunrise $4,000,000 in cash and deliver a promissory notes in the principal amount of $1,500,000. The first installment of the Lares Note, in the principal amount of $1,000,000, will bear interest at 8% and will be due April 30, 2000, with interest payable quarterly from inception. The second installment of the Lares Note in the principal amount of $500,000 will be due April 30, 2001 and will bear interest at 8%. Interest on the second installment of the Lares Note accrues for the first two years. The Lares Note will be subordinate in right of payment to Lares' obligations to the Bank, which at closing are expected to include a $3,000,000 advance to partially fund the cash payment to be made to the Company at closing, a business line of credit, a building loan and a Small Business Administration Loan. Lares has agreed that, so long as the Lares Note is outstanding, its aggregate obligations to the Bank will not exceed $4,750,000. Although the Company anticipates collecting interest and principal on the note, due to subordination of the note to Lares's bank debt, collection is not reasonably assured and the Company intends to recognize proceeds from the sale and interest on the note as cash is received.

   The Company's revenues are substantially derived from the sale of its dental laser and air abrasive products. These sales represented 98% and 85% of the Company's revenues in 1996 and the first three months of 1997, respectively. If the proposed sale of the Dental Assets is consummated, $4,000,000 of the purchase price will be paid in cash which the Company will use to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.


   The unaudited condensed financial information ("Sunrise Net of Dental Assets to be Sold") gives effect to the sale of the Dental Operations as if the transaction had occurred on January 1, 1996 for purposes of the unaudited statements of operations and as of March 31, 1997 for purposes of the unaudited balance sheet.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the sale had been consummated as presented in the accompanying unaudited pro forma condensed financial information, nor is it necessarily indicative of future operating results or financial position.

   The unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes and the historical financial statements, including the notes thereto, of the Company, included elsewhere in this Proxy Statement.

              UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            March 31, 1997
                            (In thousands)

                                                   SUNRISE                                              SUNRISE NET
                                                 TECHNOLOGIES            SUNRISE                         OF DENTAL
                                                 INTERNATIONAL,        DENTAL ASSETS                      ASSETS TO
                                                      INC.               TO BE SOLD                        BE SOLD
                                                --------------     -------------------------       -------------------------
                                                      (A)            (B)(1)         (B)(2)          (C)(1)          (C)(2)
ASSETS
Cash and cash equivalents ...................       $  1,618        $  4,000        $  4,000        $  5,618        $  5,618
Accounts receivable .........................            815            --              --               815             815
Inventories .................................          2,225          (1,760)         (1,760)            465             465
Prepaid expenses ............................            214            --              --               214             214
                                                    --------        --------        --------        --------        --------
Total current assets ........................          4,872           2,240           2,240           7,112           7,112
Net property, plant & equipment .............            191            (146)           (146)             45              45
                                                    --------        --------        --------        --------        --------
Total assets ................................       $  5,063        $  2,094        $  2,094        $  7,157        $  7,157
                                                    ========        ========        ========        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable ............................       $    700            --              --               700             700
Accrued payroll and related expenses ........            252            --              --               252             252
Accrued warranty ............................            199            --              --               199             199
Other accrued expenses ......................            456             425             508             881             964
                                                    --------        --------        --------        --------        --------
Total current liabilities ...................          1,607             425             508           2,032           2,115
Redeemable, convertible notes ...............          3,530            --              --             3,530           3,530
Common stock ................................             28            --              --                28              28
Additional paid-in capital ..................         32,730            --              --            32,730          32,730
Accumulated deficit .........................        (32,832)          1,669           1,586         (31,163)        (31,246)
                                                    --------        --------        --------        --------        --------
Total stockholders' equity ..................            (74)          1,669           1,586           1,595           1,512
                                                    --------        --------        --------        --------        --------
Total liabilities and stockholders' equity ..       $  5,063        $  2,094        $  2,094        $  7,157        $  7,157
                                                    ========        ========        ========        ========        ========

---------------------

(a) Represents historical Sunrise financial statements, including Dental Assets to be sold.

(b) Represents historical Sunrise Dental Assets to be sold and initial cash consideration received therefrom. Other accrued expenses consist of (i) an ADT Transfer Fee of $275,000 (column (b)(1)) or $358,000 (column (b)(2)), and (ii) estimated transaction costs of $150,000. Additional gain may be recognized up to $1,500,000 as payment is received on the Lares Note.

(c) Represents historical Sunrise, net of Dental Assets to be sold and initial cash consideration received therefrom, based on an ADT Transfer Fee of $275,000 (column (c)(1)) or $358,000 (column (c)(2)).

      See accompanying note to the Pro Forma Condensed Financial Statements

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
            UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SUNRISE              LESS
                                                                       TECHNOLOGIES          SUNRISE               SUNRISE
                                                                       INTERNATIONAL,         DENTAL              OPHTHALMIC
                                                                            INC.             BUSINESS              BUSINESS
                                                                       --------------       ----------             ---------
                                                                           (A)                  (B)                  (C)
Net Revenues ....................................................        $  5,654             $  5,514             $    140
Cost of revenues ................................................           4,016                3,900                  116
                                                                         --------             --------             --------
Gross profit ....................................................           1,638                1,614                   24
Other costs and expenses
 Engineering & development ......................................           1,326                  470                  856
 Sales, marketing & regulatory ..................................           3,632                2,765                  867
 General and administrative .....................................           2,700                 --                  2,700
                                                                         --------             --------             --------
Total other costs and expenses ..................................           7,658                3,235                4,423
                                                                         --------             --------             --------
Net loss from operations ........................................          (6,020)              (1,621)              (4,399)
                                                                         --------             --------             --------
Net interest income .............................................              52                   31                   21
                                                                         --------             --------             --------
Net income/(loss) ...............................................        $ (5,968)            $ (1,590)            $ (4,378)
                                                                         ========             ========             ========
Net loss per share ..............................................        $  (0.23)                                 $  (0.17)
                                                                         ========             ========             ========
Shares used in calculation of net loss per share ................          26,414                                    26,414
                                                                         ========             ========             ========

---------------------

(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Business to be sold.

(b) Represents historical Sunrise Dental Business to be sold, exclusive of any gain which may be realized on the sale.

(c) Represents historical Sunrise, net of Dental Business to be sold, exclusive of any gain which may be realized on the sale.


      See accompanying note to the Pro Forma Condensed Financial Statements

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SUNRISE              LESS
                                                                       TECHNOLOGIES          SUNRISE               SUNRISE
                                                                       INTERNATIONAL,         DENTAL              OPHTHALMIC
                                                                          INC.               BUSINESS              BUSINESS
                                                                       --------------       ----------             ---------
                                                                           (A)                  (B)                  (C)
Net Revenues ......................................................        $ 1,009           $    864              $    145
Cost of revenues ..................................................            958                920                    38
                                                                          --------           --------              --------
Gross profit ......................................................             51                (56)                  107
Other costs and expenses
 Engineering ......................................................            273                139                   134
 Sales, marketing & regulatory ....................................            659                416                   243
 General and administrative .......................................            706               --                     706
                                                                          --------           --------              --------
Total other costs and expenses ....................................          1,638                555                 1,083
                                                                          --------           --------              --------
Net loss from operations ..........................................         (1,587)              (611)                 (976)
                                                                          --------           --------              --------
Interest income ...................................................             11                  3                     8
                                                                          --------           --------              --------
Interest expense ..................................................           (812)              --                    (812)
                                                                          --------           --------              --------
Net (loss) ........................................................        $(2,388)          $   (608)             $ (1,780)
                                                                          ========           ========              ========
Net (loss) per share ..............................................        $ (0.09)                                $  (0.06)
                                                                          ========           ========              ========
Shares used in calculation of net loss per share ..................         27,871                                    27,871
                                                                          ========           ========              ========

------------------------

(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Business to be sold.

(b) Represents historical Sunrise Dental Business to be sold, exclusive of any gain which may be realized on the sale.

(c) Represents historical Sunrise, net of Dental Business to be sold, exclusive of any gain which may be realized on the sale.

      See accompanying note to the Pro Forma Condensed Financial Statements

           NOTE TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 1996 AND THREE MONTHS ENDED MARCH 31, 1997

   The pro forma condensed financial statements give effect to the following pro forma adjustments:


   On March 26, 1997, the Company entered into an asset purchase agreement with Lares Research providing for the sale of the Company's Dental Assets. Lares is a privately held company located in Chico, California. Consummation of the proposed dental sale is subject to Lares' ability to raise $4,000,000 to fund the closing date payment described below. There is no assurance that Lares will be able to attract the required financing from banking institutions and members of the Lares family, and, if Lares is unsuccessful, the transaction will be abandoned.

   If Lares is able to raise the required capital, the Company would transfer to Lares all of the Dental Assets except for cash and accounts receivable. All liabilities of the Dental Business would be retained by the Company, except for certain obligations relating to royalties and a supply contract. At closing Lares will pay Sunrise $4,000,000 in cash and deliver a promissory note in the principal amount of $1,500,000. The first installment of the Lares Note, in the principal amount of $1,000,000, will bear interest at 8% and will be due April 30, 2000, with interest payable quarterly from inception. The second installment of the Lares Note in the principal amount of $500,000 will be due April 30, 2001 and will bear interest at 8%. Interest on the second installment of the Lares Note accrues for the first two years. The Lares Note will be subordinate in right of payment to Lares' obligations to the Bank, which at closing are expected to include a $3,000,000 advance to partially fund the cash payment to be made to the Company at closing, a business line of credit, a building loan and a Small Business Administration Loan. Lares has agreed that, so long as the Lares Note is outstanding, its aggregate obligations to the Bank will not exceed $4,750,000. Although the Company anticipates collecting interest and principal on the note, due to subordination of the note to Lares's bank debt, collection is not reasonably assured and the Company intends to recognize proceeds from the sale and interest on the note as cash is received.

   In connection with the Dental Sale, the Company will be required to pay to ADT a transfer fee equal to 10% of the amount received for the sale of the company's dental air abrasive assets. Based on the allocation of the purchase price among the Dental Assets, as agreed upon by the Company and Lares, the ADT Transfer Fee will be $275,000. Because ADT has not agreed to this allocation, for purposes of the pro forma condensed financial statements, the Company has established a range of $275,000 to $358,000 for the ADT Transfer Fee. The pro forma adjustments reflected in the pro forma condensed financial statements are based on the high and low end of this range. See "Proposal 1--The Dental Sale--Terms of Transaction--Transfer Fee to ADT."


   The Company's revenues are substantially derived from the sale of its dental products. These sales represented 98% and 85% of the Company's revenues in 1996 and the first three months of 1997, respectively. If the proposed sale of the Dental Assets is consummated, $4,000,000 of the purchase price will be paid in cash which the Company will use to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.

   The unaudited pro forma condensed balance sheet column Sunrise Net of Dental Assets to be Sold reflects the initial cash proceeds of the sale. No profit from the sale has been reflected in the unaudited pro forma condensed statements of operations due to the nonrecurring nature of this transaction.

              DESCRIPTION OF THE COMPANY FOLLOWING THE DENTAL SALE

   If the Dental Sale is effected, the Company's only remaining operations will be those related to its ophthalmic laser products (the "Ophthmalic Operations"). Reference is made to the 1996 Form 10-K for a discussion of Risk Factors associated with the Ophthalmic Operations under the caption "Cautionary Statements--Risk Factors."

OPHTHALMIC PRODUCTS

 Ophthalmic Laser System for Glaucoma

   In 1990, the Company developed the gLase 210 ophthalmic system (the "gLase 210 system"), a holmium laser system designed to perform a filtering procedure for the treatment of glaucoma. Conventional filtering procedures, whereby a permanent drainage duct is created to relieve the pressure in the eye, is a difficult surgical procedure and is currently being performed only by a limited number of glaucoma specialists. The gLase 210 system emits radiation at a wavelength that is highly absorbed by water, and therefore by all tissues in the body because water is the main constituent of all body tissues. The goal of a filtering procedure is to relieve the pressure inside the eye by making a small hole in the sclera, the strong wall of the eye. The pulsed nature of the holmium laser, combined with the wavelength, provide an effective and efficient way of creating a hole in the sclera with minimal disturbance to surrounding tissues. The laser beam is brought to the target inside the eye with a 200 micron fiber built into a special probe that emits the laser beam at a right angle to the fiber axis.

   The design characteristics and the unique delivery device of the gLase 210 system enables the ophthalmologist to perform this procedure on an outpatient basis, thus avoiding the use of an operating room and the hospitalization sometimes required with traditional filtering surgery. Foreign sales of the gLase 210 system commenced on a limited basis during the second quarter of 1990; domestic sales commenced in December 1990 when the Company received FDA clearance to begin commercial sale of the product line in the United States for the filtering procedure. The gLase 210 system is currently marketed directly and through dealers, distributors and manufacturer's representatives in the United States and through distributors internationally. Sales of the gLase 210 system have been limited and never represented more than 11% of revenues in any year.

 Corneal Shaping System (the LTK System)

   In April 1992, the Company acquired Laser Biotech, Inc., a California corporation ("Laser Biotech"), through a merger of a wholly-owned subsidiary of the Company with Laser Biotech (the "Merger"). Laser Biotech was founded in 1986 by Bruce J. Sand, M.D., FACS, to research and develop a precision laser instrument for eye surgery. In connection with the Merger, the Company also acquired certain patent and patent applications held by Dr. Sand covering a patented technique for reshaping the cornea using a laser. The technique, called laser thermal keratoplasty, alters the shape of the cornea to correct refractive disorders such as hyperopia (farsightedness), astigmatism and presbyopia without removing corneal tissue. The procedure employs a laser to shrink, selectively, the collagen in the cornea, changing the curvature of the cornea and thereby changing the refractive power of the eye. By comparison, excimer laser systems for corneal reshaping developed by Summit Technologies, Inc. and VISX, Inc. remove parts of the cornea to achieve changes in refraction. Laser Biotech conducted pre-clinical studies to gain preliminary information on the efficacy and safety of the product, which resulted in positive indications the LTK System can be applied successfully and safely to correct refractive errors.

   In May 1992, the Company acquired substantially all of the in-process technology of Emmetropix Corporation, a Texas corporation ("Emmetropix"), including an assignment of certain patent applications and related technology from an Emmetropix shareholder which the Company believes will be useful in developing the LTK system.

   The Company received an IDE from the FDA to begin Phase I clinical trials on human subjects in the first quarter of 1992. Phase I trials commenced in June 1992 using a prototype LTK System designed and developed by the Company. The Company completed Phase I of the clinical work for the LTK system and filed its results with the FDA in June 1993. In September 1993, the Company received clearance to begin Phase IIa clinical trials for the treatment of hyperopia. The trials were conducted at Doheny Eye Institute at USC and Baylor University and completed in November 1994. In February 1995, the Company filed its request with the FDA to commence Phase IIb clinical trials. In March 1995 the FDA cited various deficiencies in the Company's February letter and requested additional information which the Company submitted in December 1995. In January 1996, the FDA responded to the Company's submittal by requesting current follow-up data on all Phase IIa patients. In March 1996, the Company provided the current follow-up data on all Phase IIa patients. On September 5, 1996, the FDA authorized the Company to treat an additional 100 subjects at five United States locations in a continuation of Phase IIa clinical trials using a treatment algorithm developed by the Company in the course of the initial Phase IIa clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

   In addition, clinical trials were initiated outside the United States in early 1993 and are ongoing. The Company has obtained FDA export clearance to market the LTK System in most European countries, Turkey, Saudi Arabia, Canada, Mexico, Brazil, Japan, China, Korea, Hong Kong, the Bahamas, and other countries, although such sales are subject to the individual regulatory authority of each country. Following regulatory approvals, the Company commenced marketing the LTK System overseas, primarily in Europe, for the treatment of hyperopia and astigmatism in December 1993.

   The LTK System incorporates the Sun 1000, a modified gLase 210 system as the laser source into a delivery system that is built into a standard slit-lamp to perform the LTK procedure. A slit-lamp is a binocular microscope used regularly by ophthalmologists to examine an eye binocularly under high magnification. The LTK System delivers eight simultaneous laser beams disposed in a circle of varying diameter. This system allows for easy alignment on the patient's eye and the delivery of a two second exposure for the treatment. To date, international sales of the LTK System have been limited. Revenue in the United States cannot be expected until the Company is granted approval from the FDA to market in the U.S., which will not be until 1999 at the earliest.

   There can be no assurance the Company will successfully develop or market the LTK System, the FDA will approve the results of continued clinical trials, or the PMA will be approved which will result in the Company marketing the product in the future.

THE VISION CORRECTION MARKET

   Products and procedures that correct vision impairment resulting from refractive errors of the eye constitute one of the largest medical markets worldwide. In the United States, approximately 150 million people use eyewear (glasses or contact lenses) to correct refractive errors. In 1994, United States consumers spent approximately $14 billion for such purchases. Outside the United States, at least 300 million additional people use eyewear to correct refractive errors. Many eyewear users with myopia (nearsightedness) have sought refractive surgery procedures, such as radial keratotomy and photo refractive keratectomy ("PRK"), as an alternative to eyewear. PRK has been used in an estimated 250,000 procedures worldwide, with a very limited number of such procedures performed in the United States. In PRK, an excimer laser is used to remove, irreversibly, tissue within the optical zone to reshape the cornea. The FDA issued a PMA to Summit Technologies, Inc. ("Summit") in October 1995 for the use of its excimer laser system in PRK procedures. Currently, the excimer laser is the dominant laser used for the treatment of refractive disorders.

   The vision correction industry is subject to intense competition. Patients with hyperopia (farsightedness) can achieve vision correction with eyeglasses, contact lenses and radial keratotomy, as well as with other technologies and surgical techniques currently under development, such as corneal implants and surgery using different types of lasers. Most of the Company's competitors have substantially greater product development capabilities and financial and marketing resources than the Company, which may enable such competitors to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner. The success of any competing alternative to LTK for treating hyperopia would have a material adverse effect on the Company's business, financial condition and results of operations. The significant competitive factors in the industry include price, convenience, success relative to vision correction, acceptance of new technologies, patient satisfaction and government approval.

   The excimer laser is the dominant laser used for the treatment of refractive disorders, although it is not currently used to treat hyperopia. In the United States, VISX and Summit are the leading manufacturers of excimer refractive surgical systems. While the Company believes the LTK process offers several distinct advantages over the use of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness, both VISX and Summit have significantly greater financial resources than the Company and have received FDA approval for their respective excimer laser products for treating myopia. Although the VISX and Summit excimer laser products are not currently approved for treating hyperopia in the United States, any alternative treatment offered by VISX or Summit will have a competitive advantage because of the name recognition being created by the current promotion of excimer laser products for correcting refractive errors using lasers.

MANAGEMENT AND EMPLOYEES

   Although it is not required to do so, Lares has indicated that it will make offers of employment to the Company's employees who are currently involved in the Dental Operations. If any of such employees desire to remain with the Company, the Company will attempt to integrate them into the Ophthalmic Operations.

   Management of Sunrise will remain unchanged following the Dental Sale, except that Catherine Caserza is expected to leave the Company following the Dental Sale. The following persons are the current executive officers and directors of
Sunrise:

 NAME                     AGE   POSITION
----------------------- ------- ------------------------------------------------

David W. Light            52    Chief Executive Officer and Chairman of the
                                Board of Directors

C. Russell Trenary, III   39    President and Chief Operating Officer
                                and Director

Clara R. Munley           43    Vice President, Finance and Chief Financial
                                Officer

Catherine Caserza         36    Vice President and General Manager,
                                Dental Division

Jeannie G. Cecka          34    Vice President, Regulatory and Clinical Affairs

Paul S. Malin             43    Vice President, Sales and Marketing

Joseph D. Koenig          67    Director

Joseph W. Shaffer         51    Director

Ronald A. Slocum          57    Director

FACILITIES

   The Company will continue to use its existing Facility in Fremont, California for the Ophthalmic Operations. All of the Dental Assets and Operations will be transferred to Lares' facility in Chico, California.

                                PROPOSALS 2 AND 3
                          AMENDMENTS TO CAPITALIZATION

   The authorized capitalization of Sunrise currently consists of 40,000,000 shares of Sunrise Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). As of the Record Date, there were 27,888,247 shares of Sunrise Stock issued and outstanding. No shares of Preferred Stock have been issued or reserved for issuance by the Board.

   Sunrise proposes to effect two changes to its authorized capitalization: (i) to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock (fractional shares would be rounded up to the nearest whole share) (the "Reverse Stock Split"), and (ii) to increase the number of shares of Sunrise Stock authorized to be issued. Stockholders can vote on each of these proposals independently.

REVERSE STOCK SPLIT

   On July 8, 1995, the Sunrise Stock was delisted from the Nasdaq National Market because Sunrise was unable to maintain the requisite net assets and market price standards for continued listing. Accordingly, trading of Sunrise Stock is now conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Sunrise Stock.

   While Sunrise intends to pursue relisting the Sunrise Stock on The Nasdaq Stock Market, Sunrise's securities are now subject to the Commission's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the sale. Such broker-dealers also must make certain disclosures regarding commissions payable and must file monthly statements regarding recent price information for penny stocks. Consequently, the holders of Sunrise securities may find it diffulcult to sell their securities in the secondary market.

   The interdealer quotation systems of The Nasdaq Stock Market, the New York Stock Exchange and the American Stock Exchange, among others, require securities listed hereon to have a minimum market price of $3.00 per share. The proposed reverse stock split is expected to increase the trading price of the Sunrise Stock, which would enable the Company to apply to have the Sunrise Stock listed on an interdealer quotation system or securities exchange.

   However, even if the Reverse Stock Split is effected, there can be no assurance that Sunrise will be successful in listing the Sunrise Stock in the near future, or at all. For example, the Company believes that, except for the market price requirement, it currently meets the stated minimum initial listing standards of The Nasdaq SmallCap Market. However, The Nasdaq Stock Market ("Nasdaq"), which operates The Nasdaq SmallCap Market, is not required to accept a security for listing merely because it meets the minimum standards. Further Nasdaq has proposed to increase the initial and continued listing standards. If Nasdaq's current proposal is adopted, the minimum market price required for initial listing will be increased to $4.00 per share. In the first quarter of 1997, the market price for the Sunrise Stock as quoted on the OTC Bulletin Board ranged from $0.75 to $1.72. The market price of a publicly traded security is subject to many factors. In addition to general market conditions, the market price of the Sunrise Stock may be affected, positively or negatively, by such factors as future offerings or placements of Sunrise Stock, investors' perceptions of the Dental Sale, if effected, and/or successes or failures by the Company's competitors. Moreover, there can be no assurance that the Reverse Stock Split will in fact increase the trading price by a factor of three. The Reverse Stock Split may have the effect of creating odd-lots (blocks of fewer than 100 shares) for certain stockholders who, as a result, may have difficulty or incur greater brokerage and other costs selling such odd-lots.

   Approval of the Proposal to effect a reverse stock split requires the affirmative vote of holders of a majority (13,944,124 shares) of the Sunrise Stock outstanding as of the Record Date.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT.

INCREASE IN CAPITALIZATION

   Sunrise historically has issued Sunrise Stock in order to raise working capital to fund its activities. In 1995, Sunrise issued, in two private placements, an aggregate of 15,100,000 shares of Sunrise Stock, for aggregate net proceeds of approximately $7.5 million. In 1996, Sunrise effected a private placement of approximately 2,300,000 shares of Sunrise Stock for net proceeds of approximately $2.2 million. In February and March 1997, Sunrise issued an aggregate principal amount of approximately $4.1 million of 5% convertible notes due 1999 (previously defined as the "Notes"), which were accompanied by warrants to purchase Sunrise Stock ("Warrants"), for aggregate net proceeds of approximately $3.7 million. Sunrise has reserved an aggregate of 4,686,572 shares of Sunrise Stock for issuance on conversion of the Notes and an aggregate of 2,343,286 shares of Sunrise Stock for issuance on exercise of the Warrants.

   Until FDA approval is granted for commercial distribution of the LTK System, even if the sale of the Dental Assets to Lares is consummated, Sunrise expects to continue to require to raise working capital to fund its activities, which may involve additional private placements or offerings of Sunrise Stock or securities convertible into or exercisable or exchangeable for Sunrise Stock. Accordingly, management of Sunrise considers it desirable to increase the authorized Sunrise Stock.

   The Company does not have any current plans, commitments or agreements relating to the issuance of the additional shares of Sunrise Stock to be authorized. The timing of the actual issuance of such shares will depend on several factors, including market conditions and the Company's needs for additional working capital. To the extent that any shares of Sunrise Stock may be issued on other than a pro rata basis to current stockholders, the ownership position of current stockholders may be diluted.

   The Proposal to increase the number of authorized shares of Sunrise Stock has not been proposed as an anti-takeover measure, nor is the Company aware of any offers or plans of any person to acquire control of the Company. However, stockholders are advised that adoption of this Proposal may have the effect of discouraging, delaying or preventing a change of control of the Company that, under certain circumstances, a stockholder might consider favorable.

   Approval of the Proposal to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if the reverse stock split is approved) requires the affirmative vote of holders of a majority (13,944,124 shares) of the Sunrise Stock outstanding as of the Record Date.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF SUNRISE STOCK FROM 40,000,000 TO 75,000,000 (TO 25,000,000
          IF THE REVERSE STOCK SPLIT IS APPROVED).

PRICE RANGE OF SUNRISE STOCK

   As of the Record Date, there were 705 holders of record of Sunrise Stock. Price information for Sunrise Stock may be obtained from the OTC Bulletin Board. The table below sets forth the reported high and low bid quotations of Sunrise Stock as reported on the OTC Bulletin Board for the periods indicated.

                            HIGH ASK(1) LOW BID(1)
                           ----------- ----------
1995
 First Quarter ............  $1.97       $0.69
 Second Quarter ...........  $1.25       $0.56
 Third Quarter ............  $2.37       $0.50
 Fourth Quarter ...........  $2.44       $0.94
1996
 First Quarter ............  $1.44       $1.34
 Second Quarter ...........  $2.31       $1.13
 Third Quarter ............  $2.00       $0.88
 Fourth Quarter ...........  $2.13       $0.81
1997
 First Quarter ............  $1.72       $0.75
 Second Quarter (to May 20)  $1.25       $0.91
-------------------------

(1) Bid and ask prices are quoted on the OTC Bulletin Board in increments of 1/32. Certain of the bid and ask prices set forth in this table have been rounded to the nearest cent.

   On May 20, 1997, the closing price of the Sunrise Stock as reported on the OTC Bulletin Board was $29/32 (approximately $0.91) per share. The over-the-counter market quotations provided herein may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DIVIDENDS

   In the past three years, the Company has not declared or paid any cash dividend on the common stock. Sunrise currently intends to retain any and all future earnings to finance its business. Accordingly, the Company does not anticipate paying cash or other dividends on its common stock in the foreseeable future.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of Sunrise Stock as of May 20, 1997 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.

                                                                BENEFICIAL OWNERSHIP(1)
                                                               ------------------------
                                                                 NUMBER OF   PERCENT OF
                                                                  SHARES       SHARES
                                                               ----------- ------------
David W. Light(2) .............................................    569,167       2.0
C. Russell Trenary, III(3) ....................................    231,071        *
Clara Munley ..................................................        Nil       Nil
Joseph W. Shaffer .............................................    798,330       2.9
Paul S. Malin(4) ..............................................     20,833        *
Jeannie G. Cecka(5) ...........................................     18,725        *
Catherine Caserza(6) ..........................................    125,000        *
Joseph D. Koenig(7) ...........................................     31,111        *
Ronald A. Slocum(8) ...........................................     41,111        *
All executive officers and directors as a group (9 persons)(9)   1,835,348       6.6

-----------------------
*    Less than one percent

(1) Based on information provided by each of the identified officers and directors.

(2) Includes 511,250 shares that Mr. Light does not currently own, but which he has the right to acquire within 60 days of May 20, 1997, pursuant to outstanding options granted under the Company's stock option plan ("Options").

(3) Consists of shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of May 20, 1997, pursuant to Options.

(4) Consists of shares that Mr. Malin does not currently own but which he has the right to acquire within 60 days of May 20, 1997, pursuant to Options.

(5) Includes 14,063 shares that Ms. Cecka does not currently own but which she has the right to acquire within 60 days of May 20, 1997, pursuant to Options.

(6) Consists of shares that Ms. Caserza does not currently own, but which she has the right to acquire within 60 days of May 20, 1997, pursuant to Options.

(7) Consists of shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of May 20, 1997, pursuant to Options.

(8) Includes 29,167 shares that Mr. Slocum does not currently own, but which he has the right to acquire within 60 days of May 20, 1997.

(9) Includes 961,592 shares that such persons do not currently own but which they have the right to acquire within 60 days of May 20, 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

OVERVIEW

   The Company has incurred substantial losses in the past five years which have seriously depleted its working capital. Sales of its existing dental products at current levels will not be sufficient to sustain both the existing business and the continued development and regulatory licensing of additional products including the LTK system. Historically, the Company has been able to raise additional working capital for all aspects of its business through the private placement of its common stock. These private placements raised approximately $15,546,000 in gross proceeds (approximately $15,296,000 in net proceeds) between 1994 and 1996 in new equity for the Company. Pursuant to the 1997 Notes Placement, consisting of two-year convertible Notes and Warrants, the Company raised approximately $3,743,740 in net procees.

   On March 12, 1997 the Company announced that it had entered into an agreement for the sale of the Dental Assets to Lares, a privately held company located in Chico, California, pursuant to which Lares will pay the Company a total of $5.5 million, consisting of $4.0 million in cash and $1.5 million in notes payable over four years. The transaction is subject to stockholder approval.

   Since its inception, the Company has generated revenues from the manufacture and sale of laser systems for applications in dental and medical fields. In 1994, the Company introduced an air abrasive cavity preparation system for the dental market. After an initial period of commercial success, laser product sales have decreased steadily from a high of approximately $20 million in 1991 to approximately $2 million in 1996. During 1996, the FDA Dental Advisory Panel voted to reject the Company's application for the utilization of its dental laser products for hard tissue application, which further limits the potential market for these products. The Company does not anticipate significant increases in revenues from existing laser products in 1997.

   In 1992, the Company acquired patented technology covering the use of a holmium laser to reshape the cornea, which the Company believes will be useful in the treatment of hyperopia, presbyopia and over correction from photo refractive keratectomy (previously defined as "PRK"). The Company filed its PMA Application with the FDA in 1992 and commenced Phase I clinical trials in that year. The FDA approval process is expected to continue through at least 1999 with the cost of clinical studies increasing as the number of sites and patients increases during the period. Although the Company has had limited sales of its LTK System outside the United States, significant revenues cannot be expected unless and until FDA approval is obtained to market the system in the United States.

   The following table sets forth certain operations data as a percentage of net revenue for the periods indicated.

                                                      YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996       1995      1994
                                                   --------   -------    ------
Net Revenues ..................................      100%       100%       100%
Cost of revenues ..............................       71         69         82
                                                    ----       ----       ----
Gross profits .................................       29         31         18
                                                    ----       ----       ----
Other costs and expenses:
 Engineering and development ..................       23         23         20
 Sales, marketing and regulatory ..............       64         43         50
 General and Administration ...................       48         44         39
                                                    ----       ----       ----
Total other costs and expenses ................      135        110        109
                                                    ----       ----       ----
Loss from operations ..........................     (106)       (79)       (91)
Interest income, net of expense ...............        1          1       --
                                                    ----       ----       ----
Loss before taxes on income ...................     (105)       (78)       (91)
Income tax expense (benefit) ..................     --         --         --
                                                    ----       ----       ----
Net Loss ......................................     (105%)      (78%)      (91%)
                                                    ====       ====       ====

REVENUES

   The Company's revenues have historically been comprised primarily of sales related to its dental products (98% in 1996, 76% in 1995 and 79% in 1994). Revenues fell from $7,578,000 in 1994 to $5,294,000 in 1995, a decrease of approximately 31%. The decrease is attributable to reduced demand for the Company's dental laser products, which was partially offset by sales of the Company's dental air abrasive products, first shipped in mid-1994. The Company had achieved significant sales of dental laser products in Germany in 1994. These sales levels in Germany were not achieved in later periods. During 1995, the Company terminated its relationship with its exclusive distributor in Germany. Sales of the Company's ophthalmic products, primarily non-U.S. sales of the Corneal Shaping System, were also lower in 1995 than 1994. Non-dental sales represented 20% of revenue in 1994 and 22% in 1995.

   Revenues increased from $5,294,000 in 1995 to $5,655,000 in 1996, an increase of approximately 7%. Sales of dental laser systems during 1996 increased slightly from prior levels. Sales of ophthalmic products were insignificant in 1996 as the Company concentrated its limited resources on its FDA clinical studies rather than overseas marketing. Significant increases in sales of the Company's air abrasive products during 1996 more than offset the decrease in sales of its ophthalmic products. The introduction of the MicroPrep Associate(R) in the first quarter of 1996 provided the impetus for the increase in sales of the air abrasive product line.

GROSS PROFIT

   Gross profit margins were 18%, 31% and 29% in 1994, 1995 and 1996 respectively. The 1995 improvement in gross profit, when compared to 1994, is attributed to introduction of the cost-reduced MicroPrep(R) Director, increased pricing though direct distribution and improved manufacturing efficiencies.

   Gross profit margins decreased in 1996 to 29% primarily as a result of increased sales of dental products through distributors and the decrease in sales of LTK Systems which carry a higher gross margin than dental products.

ENGINEERING AND DEVELOPMENT

   Engineering and development expenses were $1,561,000, $1,218,000 and $1,326,000 for the years ended 1994, 1995 and 1996, respectively. Engineering and development expenses decreased by $343,000 in 1995, due primarily to completion of development of the MicroPrep(R) product.

   Engineering and development increased by $108,000 in 1996 compared to 1995 due primarily to development costs associated with the CureStar curing system, a dental product introduced in the first quarter of 1997.

SALES, MARKETING AND REGULATORY

   Sales, Marketing and Regulatory expenses were $3,763,000, $2,277,000 and $3,632,000 for the years ended 1994, 1995 and 1996 respectively.

   The Company currently markets its ophthalmic lasers and dental products through a small direct sales organization working with dealers, distributors and manufacturer's representatives in the United States. Distribution for all products internationally is handled through distributors. The Company had thirteen direct sales employees at the end of 1995, and three at the end of 1996.

   Sales, Marketing and Regulatory expenses decreased to $2,277,000 in 1995, approximately a 40% reduction from the 1994 level. This reduction is principally due to the lower international sales and marketing costs, including commissions, as a result of decreased revenues in Germany.

   Sales, Marketing and Regulatory expenses increased in 1996 over 1995 by 60% due primarily to incremental costs associated with the development of a direct sales force late in 1995, the launch of the MicroPrep Associate(R) in the first quarter of 1996 and costs associated with the expansion of the Phase IIa FDA ophthalmic clinical studies and FDA review of the Company's PMA submitted for use of its dental lasers for hard tissue applications.

GENERAL AND ADMINISTRATIVE

   General  and   administrative   expenses  were  $2,933,000,   $2,329,000  and
$2,700,000 for the years ended 1994, 1995 and 1996, respectively.

   The Company's general and administrative expenses consist primarily of product liability and officer and director liability insurance premiums; accounting, legal and other fees related to financial transactions, patent and general corporate matters, and litigation as well as provisions for the Company's allowance for bad debts. General and Administrative expenses decreased to $2,329,000 in 1995, approximately a 20% reduction from the 1994 level, due primarily to reduction in legal and accounting fees associated with litigation.

   General and administrative expenses in 1996 increased compared to 1995 primarily as a result of costs associated with the proposed acquisition of EyeSys Technologies and the development of a new management team for the ophthalmic business.

INCOME TAXES

   At December 31, 1996 and 1995, all deferred tax assets computed in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", have been fully offset by a valuation allowance.

   As of December 31, 1996, the Company had federal net operating loss carry-forwards of approximately $25,000,000. The ownership provisions of the Internal Revenue Code of 1986 would limit the utilization of the carry-forwards should there be a substantial change in the Company's ownership.

NET LOSS

   The Company reported losses of $6,910,000, $4,130,000 and $6,020,000 in 1994,
1995 and 1996, respectively.

   The net loss in 1994 was due principally to a severe drop in laser sales in both the domestic and international market place and a decrease in foreign sales of dental lasers. Somewhat offsetting these reductions were the initial sales of the MicroPrep(R) and across-the-board reductions in operating expenses.

   The net loss in 1995 was due principally to the continued low level of sales, excess manufacturing capacity and the Company's need to maintain the basic sales, marketing, regulatory and corporate infrastructure. Although across-the-board operating expense reductions totaled $2,433,000 in 1995 when compared to 1994, the reductions do not offset the low level of sales volume.

   The net loss in 1996 was due primarily to increased selling, marketing and product development costs required to grow the business. A new sales, marketing, and regulatory team was hired to focus on sales of the Corneal Shaping System outside the United States and FDA clinical trials were expanded, along with expansion of clinical research, to further advance the technology.

LIQUIDITY AND CAPITAL RESOURCES

   As of December 31, 1996 the Company had $647,000 in cash and cash equivalents. The Company's operating activities used $5,297,000 in cash during 1996. This was funded from the reduction of cash and $2.2 million net proceeds received from a common stock private placement in August, 1996.

   Working capital amounted to $4,541,000 at December 31, 1995 and decreased to $1,073,000 at December 31, 1996. The overall reduction in working capital is consistent with the current year loss and fund raising activity.

   The Company's current operations continue to be cash flow negative, further straining the Company's working capital resources. The level of current product sales is not sufficient to provide enough cash to continue the Dental Operations and support ongoing development and regulatory approval of the LTK system. Management's plans include selling the Dental Assets and field of use rights related to its Dental Business. If successful in selling the Dental Assets, the Company will focus on further developing and seeking regulatory approval of its ophthalmic related products. Such approval may take several years. Although dental related sales have represented the majority of historical sales (98% in 1996, 76% in 1995 and 79% in 1994), management's strategic plan is to use the proceeds from the sale of the Dental Assets and the 1997 Notes Placement to further develop the ophthalmic products, specifically the Sunrise Corneal Shaping System. There can be no assurance that the Company will successfully consummate the sale of the dental assets, which is subject to stockholder approval. There can also be no assurance that the Corneal Shaping System will receive regulatory approval and the Company will be successful in developing, manufacturing, and marketing the LTK System or other ophthalmic related products.

   In February and March 1997 the Company completed private placements of 5% convertible notes due 1999 (convertible into common stock) and warrants to purchase common stock, for aggregate net proceeds of approximately $3.7 million. Management believes the net proceeds from the 1997 Notes Placement and cash from the expected sale of the Dental Assets will provide sufficient funds for the Company's planned operations for 1997. Should the sale of the Dental Assets not be successfully completed, the Company may need to seek additional debt or equity financing. There can be no assurance that such financing, if necessary, will be available, in which case management may need to curtail or suspend certain or all operations.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Audited Financial Statements:
 Report of Ernst & Young LLP ............................................   29
 Consolidated Balance Sheets at December 31, 1996 and 1995 ..............   30
 Consolidated Statements of Operations for the years ended
  December 31, 1996, 1995 and 1994 ......................................   31
 Consolidated Statements of Stockholders' Equity for the three years
  ended December 31, 1996 ...............................................   32
 Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1995, and 1994 .....................................   33
 Notes to Consolidated Financial Statements, December 31, 1996 ..........   34

Schedule II--Valuation and Qualifying Accounts ..........................   42


Unaudited interim consolidated financial statements of the Company are included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which accompanies this Proxy Statement and is incorporated herein by reference.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

   We have audited the accompanying consolidated balance sheets of Sunrise Technologies International, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at
Item 14(a) of the Company's Annual Report on Form 10-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Technologies International, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   The accompanying consolidated financial statements have been prepared assuming that Sunrise Technologies International, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.



                                        /s/ Ernst & Young LLP

Palo Alto, California
March 10, 1997

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                   DECEMBER 31,
                                                                                           --------------------------------
                                                                                               1996                  1995
                                                                                           ----------              --------
                                                                                                   (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents ............................................................     $    647              $  3,514
  Accounts receivable, net of allowance of $140,000 and $25,000 in 1996 and 1995 .......          472                 1,048
  Inventories ..........................................................................        2,135                 1,666
  Prepaid expenses .....................................................................          288                   257
                                                                                             --------              --------
Total current assets ...................................................................        3,542                 6,485
Property and equipment, net ............................................................          199                   204
                                                                                             --------              --------
Total assets ...........................................................................     $  3,741              $  6,689
                                                                                             ========              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................................................     $  1,586              $  1,097
  Accrued payroll and related expenses .................................................          209                   181
  Accrued warranty .....................................................................          199                   324
  Other accrued expenses ...............................................................          475                   342
                                                                                             --------              --------
Total current liabilities ..............................................................        2,469                 1,944
COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
  Preferred Stock, $0.001 par value; 2,000,000 shares
    authorized, none issued or outstanding .............................................           --                    --
  Common stock, $0.001 par value; 40,000,000 shares authorized,
    27,868,613 and 25,279,716 shares issued and outstanding at
    December 31, 1996 and 1995, respectively ...........................................           28                    25
  Additional paid-in-capital ...........................................................       31,688                29,196
  Accumulated deficit ..................................................................      (30,444)              (24,476)
                                                                                             --------              --------
Total stockholders' equity .............................................................        1,272                 4,745
                                                                                             --------              --------
Total liabilities and stockholders' equity .............................................     $  3,741              $  6,689
                                                                                             ========              ========

                           See accompanying notes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------
                                                                          1996                 1995                1994
                                                                        --------             --------            ---------
                                                                              (In thousands, except per share amounts)
Net revenues ........................................................   $  5,654             $  5,294             $  7,578
Cost of revenues ....................................................      4,016                3,657                6,238
                                                                        --------             --------             --------
Gross profit ........................................................      1,638                1,637                1,340
                                                                        --------             --------             --------
Other costs and expenses:
  Engineering and development .......................................      1,326                1,218                1,561
  Sales, marketing and regulatory ...................................      3,632                2,277                3,763
  General and administrative ........................................      2,700                2,329                2,933
                                                                        --------             --------             --------
Total other costs and expenses ......................................      7,658                5,824                8,257
                                                                        --------             --------             --------
Loss from operations ................................................     (6,020)              (4,187)              (6,917)
Interest income, net of expense .....................................         52                   57                    7
                                                                        --------             --------             --------
Net loss ............................................................   $ (5,968)            $ (4,130)            $ (6,910)
                                                                        ========             ========             ========
Net loss per share ..................................................   $  (0.23)            $  (0.28)            $  (0.68)
                                                                        --------             --------             --------
Shares used in calculation of net loss per share ....................     26,414               14,935               10,129
                                                                        ========             ========             ========

                           See accompanying notes.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     THREE YEARS ENDED DECEMBER 31, 1996

                                                    COMMON STOCK                       ADDITIONAL                      TOTAL
                                               ---------------------       PAID-IN      TREASURY      ACCUMULATED   STOCKHOLDERS'
                                                  SHARES     AMOUNT        CAPITAL        STOCK         DEFICIT        EQUITY
                                               ------------ --------     -----------    --------      -----------   -------------
                                                                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31, 1993 ..............     9,008,293    $     9     $    16,135      $   --      $   (13,436)   $     2,708
  Sale of common stock, net of
    offering costs ........................     1,250,000          1           5,507          --             --            5,508
  Exercise of warrants and options ........       200,993       --               670          --             --              670
  Treasury stock acquired through sale
    of surgical laser business ............          --         --              --            (619)          --             (619)
  Net loss ................................          --         --              --            --           (6,910)        (6,910)
                                              -----------    -------     -----------      --------    -----------    -----------
Balance at December 31, 1994 ..............    10,459,286         10          22,312          (619)       (20,346)         1,357
  Sale of common stock, net of
    offering costs ........................    15,100,000         15           7,528          --             --            7,543
  Cancellation of treasury stock ..........      (275,000)      --              (619)          619           --             --
  Other ...................................        (4,570)      --               (25)         --             --              (25)
  Net Loss ................................          --         --              --            --           (4,130)        (4,130)
                                              -----------    -------     -----------      --------    -----------    -----------
Balance at December 31, 1995 ..............    25,279,716         25          29,196          --          (24,476)         4,745
  Sale of common stock, net of
    offering costs ........................     2,333,412          3           2,242          --             --            2,245
  Exercise of warrants and options ........       243,252       --               243          --             --              243
  Other ...................................        12,233       --                 7          --             --                7
  Net Loss ................................          --         --              --            --           (5,968)        (5,968)
                                              -----------    -------     -----------      --------    -----------    -----------
Balance at December 31, 1996 ..............    27,868,613    $    28     $    31,688      $   --      $   (30,444)   $     1,272
                                              ===========    =======     ===========      ========    ===========    ===========

                             See accompanying notes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                        --------------------------------------
                                                                                         1996          1995            1994
                                                                                        ------        ------          ------
                                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net .................................................................................   $(5,968)       $(4,130)       $(6,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization .......................................................       438            102            469
Provision for doubtful accounts .....................................................       115             25           --
Changes in assets and liabilities:
  Accounts receivable ...............................................................       461           (303)           777
  Inventories .......................................................................      (837)           289            (68)
  Prepaid expenses ..................................................................       (31)            25            (69)
  Accounts payable ..................................................................       489           (278)        (1,091)
  Accrued payroll and related expenses ..............................................        28             31             68
  Accrued warranty ..................................................................      (125)          --              181
  Other accrued expenses ............................................................       133           (256)           571
                                                                                        -------        -------        -------
  Total adjustments .................................................................       671           (365)           838
                                                                                        -------        -------        -------
Net cash used in operating activities ...............................................    (5,297)        (4,495)        (6,072)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ..................................................       (65)           (50)           (22)
                                                                                        -------        -------        -------
  Net cash used in investing activities .............................................       (65)           (50)           (22)
                                                                                        -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations ................................................      --              (18)           (61)
Issuance of common stock, net of offering costs .....................................     2,495          7,518          6,178
                                                                                        -------        -------        -------
Net cash provided by financing activities ...........................................     2,495          7,500          6,117
                                                                                        -------        -------        -------
Net increase (decrease) in cash and equivalents .....................................    (2,867)         2,955             23
Cash and cash equivalents at beginning of period ....................................     3,514            559            536
                                                                                        -------        -------        -------
Cash and cash equivalents at end of period ..........................................   $   647        $ 3,514        $   559
                                                                                        =======        =======        =======

                           See accompanying notes.

                                       34

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

   Sunrise Technologies International, Inc. (the "Company") develops, manufactures and markets laser systems and other products for applications in ophthalmology and dentistry. The Company was organized as a California corporation in March 1987 and was reincorporated in Delaware in June 1993 as Sunrise Technologies International, Inc. The Company continues to do business under the name Sunrise Technologies, Inc.

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions. Certain reclassifications have been made to prior year amounts in order to conform to the current presentation.

   The Company has incurred significant losses for the last several years and at December 31, 1996 has an accumulated deficit of $30,444,000. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon performing profitably or obtaining further financing. Management's plans include selling assets and field of use rights related to its dental operations. If successful in selling the dental assets the company will focus on further developing and seeking regulatory approval of its ophthalmic related products. Such approval may take several years. Although dental related sales have represented the majority of historical sales (98% in 1996, 76% in 1995 and 79% in 1994), management's strategic plan is to use the proceeds from the sale of the dental assets and debenture offering in March of 1997 to further develop the ophthalmic products, specifically the Sunrise Corneal Shaping System. There can be no assurance that the Company will successfully consummate the sale of the dental assets, which is subject to stockholder approval. There can also be no assurance that the Corneal Shaping System will receive regulatory approval and the Company will be successful in developing, manufacturing, and marketing the Corneal Shaping System or other ophthalmic related products.

   In March  1997 the  Company  completed  a  private  placement  consisting  of two-year convertible notes and warrants resulting in net proceeds of approximately $3.7 million. Management believes the net proceeds from the convertible debenture offering and cash from the expected sale of the dental assets will provide sufficient funds for the Company's planned operations for 1997. Should the sale of the dental assets not be successfully completed the Company may need to seek additional debt or equity financing. There can be no assurance that such financing, if necessary, will be available, in which case management may need to curtail or suspend certain or all operations.

INDUSTRY SEGMENT AND CONCENTRATION OF RISK

   The Company, which operates in a single industry segment, designs, manufactures, markets and services medical laser and air abrasive systems. The Company sells its products to customers in the medical industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 16%, 21% and 57% of revenues in 1996, 1995 and 1994 respectively.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. Agency obligations.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

CONCENTRATION OF OTHER RISKS

   The Company's operating results each quarter are subject to various uncertainties as discussed in the Company's Annual Report on Form 10-K for 1996, including uncertainties related to the composition, timing and size of orders from the shipments to major customers, variations in product mix and variations in product cost and competitive pressures.

   Inventories: Most components used in the Company's air abrasive and laser systems are purchased from outside sources. Certain components in the air abrasive systems are currently purchased from a single supplier. The failure of such supplier to meet its commitment on schedule could have a material adverse effect on the Company. If the sole source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business and financial results.

   International Operations: Sunrise's international business is an important contributor to the Company's net revenues and gross profits. Substantially all of Sunrise's international sales are denominated in the U.S. dollar and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The Company does not have any overseas offices.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

   Cash consists of cash on deposit with banks and highly liquid investments with a maturity from the date of purchase of 90 days or less. As of December 31, 1996 and 1995, the Company did not hold any investments in debt or equity securities.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory at December 31, consists of:


                                   1996    1995
                                -------- -------
                                  (In thousands)
      Raw materials .........   $1,180   $  909
      Work-in-process .......      299      237
      Finished goods ........      656      520
                                -------- -------
                                $2,135   $1,666
                                ======== =======

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost and depreciated using the straight-line method for financial reporting over estimated useful lives of two to five years. Assets under capitalized leases are amortized over the shorter of the term of the lease or their useful lives, and such amortization is included with depreciation expense. Property and equipment at December 31, consists of:

                                                  1996      1995
                                               --------- ---------
                                                  (In thousands)
Machinery and equipment .......................$ 1,644   $ 1,412
Computer Equipment ............................    611       599
Furniture and fixtures ........................    207       207
Leasehold improvements ........................    392       167
                                               --------- ---------
                                                 2,854     2,385
Less accumulated depreciation and amortization  (2,655)   (2,181)
                                               --------- ---------
                                               $   199   $   204
                                               ========= =========

NET LOSS PER SHARE

   Net loss per share for the years ended December 31, 1996, 1995 and 1994 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an anti-dilutive effect.

REVENUE RECOGNITION

   Revenues are recognized at time of shipment. A provision for the estimated future cost of warranty is made at the time a sale is recorded.

EXPORT SALES

   The Company had export sales by region as follows:

                                                     1996       1995       1994
                                                    ------     ------     ------
                                                           (In thousands)
Europe (primarily Germany and Belgium) ........     $1,036     $1,948     $4,291
Pacific Rim (primarily Japan and Korea) .......      1,602      1,192        139
Canada ........................................       --          248        393
Other .........................................       --          282        363
                                                    ------     ------     ------
  Total .......................................     $2,638     $3,670     $5,186
                                                    ======     ======     ======

2. TAXES ON INCOME

   As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $24,600,000 and $11,000,000, respectively. The federal net operating loss carryforwards will expire at various dates beginning on 2007 through 2011. The state net operating loss carryforwards will expire at various dates through 2001.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

   Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                          1996          1995
                                                         -------       ------
                                                             (In thousands)
Deferred tax assets:
  Net operating loss carry-forwards ................     $  9,000      $  7,175
  Research credits (expire 2007-2011) ..............          600           642
  Other ............................................          600           949
                                                         --------      --------
Total deferred tax assets ..........................       10,200         8,766
Valuation allowance for deferred tax assets ........      (10,200)       (8,766)
                                                         --------      --------
Net deferred tax assets ............................     $   --        $   --
                                                         ========      ========

   Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,928,000 during the year ended December 31, 1995.

   Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

3. COMMITMENTS AND CONTINGENCIES

LEASES

   The  Company  leases  certain  of  its  facilities  and  equipment   under  a
non-cancelable operating lease. Rent expense was $299,000, $281,000 and $279,000 in 1996, 1995 and 1994, respectively.

   Future minimum lease payments under the lease are $255,000 in 1997 and $21,000 in 1998.

LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with ADT. The material terms of the settlement are as follows:

(a) The Company waived its rights to collect a judgment for $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

(b) The Company obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

(c) The Company will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

(d) If the Company sells its dental air abrasion assets before July 1998, it must pay to ADT a transfer fee on the amount received for the air abrasion assets.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   As of December 31, 1996, there remains 38,340 outstanding warrants to purchase common stock which were issued in connection with the acquisition of Laser Biotech, Inc. in April 1992. The exercise prices of these warrants range from $3.70 to $9.26 per share.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

   In conjunction with a 1992 private placement, the placement agent received a warrant to purchase 25,000 shares of common stock for $8.05 per share. The warrant is exercisable at any time prior to August 28, 1997.

   In February 1994, the Company completed a private placement of 1,250,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 62,500 shares of common stock. The exercise price for these warrants is $6.00 per share and they are exercisable at any time before February 8, 1999.

   In June 1995, the Company completed a private placement of 2,100,000 shares of common stock.

   In September 1995, the Company completed a private placement of 13,000,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 675,000 shares of common stock. The exercise price for these warrants is $0.55 per share and they are exercisable at any time before September 6, 2000.

   In August 1996, the Company completed a private placement of 2,334,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 116,721 shares of common stock. The exercise price for these warrants is $1.06 per share and they are exercisable at any time between August 7, 1997 and August 7, 2001.

   As of December 31, 1996, there were warrants outstanding to purchase 917,561 shares of common stock.

STOCK OPTION PLAN

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

   In 1988, the Company adopted the 1988 Stock Option Plan (the "Plan") under which employees, directors and consultants may be granted incentive or non-statutory stock options. Under the Plan, incentive stock options must be granted at an exercise price of not less than the fair market value of the common stock at the date of grant, except that options granted to shareholders owning greater than 10 percent of the total voting power of all classes of stock of the Company must have an exercise price of not less than 110 percent of the fair market value at the date of grant. Non-statutory options must be at least 85 percent of fair market value at the date of grant. Options granted generally provide that 25 percent of the shares subject thereto become exercisable one year after the date of grant and 1/36 of the remaining shares subject to the option become exercisable each month thereafter. The Plan expires in 1998.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

   The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 1996:

                                         OUTSTANDING OPTIONS
                            -------------------------------------------
                                SHARES
                               AVAILABLE                      SHARE
                               FOR GRANT      SHARES          PRICE
                            ------------- ------------- ---------------
Balance, December 31, 1993     415,350       771,900      $0.75 - $8.50
Shares reserved ............   440,000           --             --
Granted ....................(1,168,214)    1,168,214          $2.00
Exercised ..................       --       (189,561)     $0.75 - $5.63
Canceled ...................   582,339      (582,339)     $1.25 - $8.50
                            ------------- ------------- ---------------
Balance, December 31, 1994     269,475     1,168,214      $0.75 - $2.00
Shares reserved ............ 1,550,000            --            --
Granted ....................(1,633,331)    1,633,331      $0.97 - $2.50
Exercised ..................        --            --            --
Canceled ................... 1,497,381    (1,497,381)         $1.00
                            ------------- ------------- ---------------
Balance, December 31, 1995   1,683,525     1,304,164      $0.75 - $2.50
Shares reserved ............        --            --            --
Granted ....................(1,816,000)    1,816,000         $1.11 *
Exercised ..................        --      (243,252)        $1.00 *
Canceled ...................   389,474      (389,474)        $1.44 *
                            ------------- ------------- ---------------
Balance, December 31, 1996     256,999     2,487,438         $1.03 *
                            ============= ============= ===============
-----------------------
* Represents the weighted average exercise price for the applicable options.

   The following table summarizes information about stock options outstanding at December 31, 1996:

                               OPTIONS OUTSTANDING AND EXERCISABLE
                             --------------------------------------
                                              WEIGHTED
                                               AVERAGE
                                              REMAINING    WEIGHTED
                                             CONTRACTUAL   AVERAGE
                                 NUMBER         LIFE       EXERCISE
                               OUTSTANDING     (YEARS)      PRICE
                             ------------- ------------- ----------
    $0.75 - $1.00 .......        748,604        4.0        $1.00
    $1.01 - $1.25 .......      1,695,834        3.8        $1.05
    $1.26 - $1.50 .......         38,000        1.0        $1.49
    $1.51 - $1.75 .......          5,000        1.0        $1.63
                             ------------- ------------- ----------
                               2,487,438        3.8        $1.03
                             ============= ============= ==========

   As of December 31, 1996 and 1995, options to purchase 680,248 and 472,840 shares respectively were exercisable. In 1995, 1,058,331 options to purchase shares were reissued at $1.00 per share under an option exchange program. During 1994 options outstanding were canceled and reissued under an option exchange program.

   Pro forma information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.7%

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

and 5.6%; no dividend yield; volatility factors of the expected market price of the Company's common stock of 0.955; and expected life of the options of 4.8 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                  FOR THE YEARS ENDING
                                                       DECEMBER 31,
                                        ----------------------------------------
                                                   1996           1995
                                                  ------         ------
                                        (In thousands, except per share amounts)
          Pro forma net loss ..................   $6,390         $4,220
          Pro forma net loss per share ........   $ 0.24         $ 0.28

   The weighted average grant date fair value of options granted during 1996 and 1995 were $0.74 and $0.89 respectively.

   Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until fiscal 1997. The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures in future years.

EMPLOYEE STOCK PURCHASE PLAN

   In June 1992, the Company adopted the 1992 Employee Stock Purchase Plan under which 200,000 shares have been reserved for issuance. Eligible employees may purchase common stock at 85 percent of the lower of the closing price of the stock on the offering date or the exercise date determined by the Board of Directors. Purchases are limited to 10 percent of each employee's compensation. There were 40,656 and 34,689 shares issued under the plan as of December 31, 1996 and 1995, respectively.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996 -- (Continued)

5. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

                                       1996     1995     1994
                                      ------   ------   ------
                                           (In thousands)
Cash received during the year for:
Interest ..........................     52       --       --

6. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)


   On March 25, 1997, the Company signed an agreement to sell its dental assets to Lares Research. Consideration for the sale will be $4.0 million in cash on completion, $1.0 million in an 8% interest bearing note receivable three years from the date of closing and $0.5 million in an 8% interest bearing promissory note four years from the date of closing. This transaction is subject to stockholder approval and other conditions.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                                       ADDITIONS
                                                        BALANCE AT     CHARGED TO                                   BALANCE AT
                                                        BEGINNING       COSTS AND                                      END
                                                        OF PERIOD       EXPENSES     DEDUCTIONS        OTHER(A)     OF PERIOD
                                                        ----------     ----------    ----------        --------     ----------
                                                                                   (In thousands)
Year ended December 31, 1994
Reserves and allowances deducted from assets accounts:
 Allowance for uncollectible accounts .................    $ 981          $--            $--             $(531)        $ 450
 Allowance for inventory ..............................    $ 886          $--            $--             $(373)        $ 513

Year ended December 31, 1995
Reserves and allowances deducted from assets accounts:
 Allowance for uncollectible accounts .................    $ 450          $  25          $(450)          $--           $  25
 Allowance for inventory ..............................    $ 513          $ 250          $(295)          $--           $ 468

Year ended December 31, 1996
Reserves and allowances deducted from assets accounts:
 Allowance for uncollectible accounts .................    $  25          $ 115          $--             $--           $ 140
 Allowance for inventory ..............................    $ 468          $--            $(118)          $--           $ 350

-----------------------
(A) Amounts relate to valuation allowance assigned to disposed assets.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents heretofore filed by Sunrise with the Commission pursuant to the Exchange Act (File No. 1-10428) are hereby incorporated by reference: (a) Sunrise's Annual Report on Form 10-K for the year ended December 31, 1996, and (b) all other reports filed by Sunrise pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.






                                        By order of the Board of Directors


                                        David W. Light
                                        Chairman of the Board and
                                        Chief Executive Officer